Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257747

PROSPECTUS

5,170,088 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 5,170,088 shares of our common stock, par value $0.001 per share, by the selling stockholder, Lincoln Park Capital Fund, LLC, which we refer to as Lincoln Park or the selling stockholder. The shares of common stock to which this prospectus relates includes shares that have been or may be issued to Lincoln Park pursuant to a purchase agreement between us and Lincoln Park dated June 18, 2021, which we refer to as the “Purchase Agreement”.

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares by Lincoln Park. However, we may receive proceeds of up to $15,000,000 from the sale of certain of the shares to Lincoln Park under the Purchase Agreement, from time to time in our discretion after the date the registration statement of which this prospectus is a part is declared effective and after satisfaction of other conditions in the Purchase Agreement.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

Lincoln Park may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” on page 24 for more information about how Lincoln Park may sell the shares of common stock being registered pursuant to this prospectus.

We have agreed to bear all of the expenses incurred in connection with the registration of the shares to which this prospectus relates. Lincoln Park will pay or assume discounts, commissions, and fees of underwriters, selling brokers or dealer managers, if any, incurred in connection with the sale of shares of our common stock.

Our common stock is listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “TRVI.” On July 13, 2021, the closing sale price of our common stock as reported on Nasdaq was $2.02. You are urged to obtain current market quotations for the common stock.

We are an “emerging growth company” and a “smaller reporting company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Our business and investment in our common stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 14, 2021

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. Before making your investment decision, we urge you to carefully read this prospectus and all of the information contained in the documents incorporated by reference in this prospectus, as well as the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have not, and the selling stockholder has not, authorized anyone to provide you with any information other than that contained in or incorporated by reference in this prospectus, any prospectus supplement or in any related free writing prospectus filed by us with the SEC. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

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PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere in this prospectus or incorporated by reference. This summary does not contain all of the information that may be important to you. You should read and carefully consider the entire prospectus, especially the “Risk Factors” section of this prospectus, before deciding to invest in our common stock.

Overview

We are a clinical-stage biopharmaceutical company focused on the development and commercialization of the investigational therapy Haduvio (nalbuphine ER) to treat serious neurologically mediated conditions. We are developing Haduvio for the treatment of chronic pruritus associated with prurigo nodularis and chronic cough in patients with idiopathic pulmonary fibrosis, or IPF. We are also developing Haduvio in levodopa-induced dyskinesia, or LID, in patients with Parkinson’s disease. These conditions share a common pathophysiology that is mediated through opioid receptors in the central and peripheral nervous systems. Due to nalbuphine’s mechanism of action as a modulator of opioid receptors, we believe it has the potential to be effective in treating each of these conditions.

Lincoln Park Transaction

On June 18, 2021, we and Lincoln Park entered into the Purchase Agreement and a registration rights agreement, or the Registration Rights Agreement. The Purchase Agreement provides that, subject to the terms and conditions set forth therein, we may sell to Lincoln Park up to $15.0 million of shares of common stock from time to time during the term of the Purchase Agreement. Pursuant to the terms of the Registration Rights Agreement, we have filed the registration statement of which this prospectus is a part to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, on June 18, 2021 we issued 170,088 shares of our common stock to Lincoln Park as commitment shares, or the Commitment Shares, as consideration for Lincoln Park’s commitment to purchase shares of our common stock under the Purchase Agreement. The Commitment Shares are included in the 5,170,088 shares of common stock being registered under the registration statement of which this prospectus is a part.

Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase from us, up to $15.0 million of shares of our common stock. Such sales of common stock by us, if any, will be subject to certain limitations, and may occur from time to time, at our sole discretion, over a 24-month period commencing on the date that the registration statement of which this prospectus is a part is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied. Lincoln Park has no right to require us to sell any shares of common stock to Lincoln Park, but Lincoln Park is obligated to make purchases as we direct, subject to conditions set forth in the Purchase Agreement.

Under the Purchase Agreement, we may from time to time, at our discretion, direct Lincoln Park to purchase on any single business day, which we refer to as a “Regular Purchase,” up to (i) 100,000 shares of common stock if the closing sale price of our common stock is at least $7.50 per share on Nasdaq, (ii) 75,000 shares of common stock if the closing sale price of our common stock is at least $5.00 per share on Nasdaq or (iii) 50,000 shares of common stock if the closing sale price of our common stock is below $5.00 per share on Nasdaq. In any case, Lincoln Park’s commitment in any single Regular Purchase may not exceed $2,000,000. The foregoing share amounts and per share prices will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring after the date of the Purchase Agreement.

The purchase price per share for each such Regular Purchase will be based on prevailing market prices of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. Under the Purchase Agreement, we may not effect any sales of common stock on any purchase date that the closing sale price of our common stock on Nasdaq is less than the floor price of $0.50 per share.

In addition to Regular Purchases, we may also direct Lincoln Park to purchase other amounts as accelerated purchases or as additional accelerated purchases on the terms and subject to the conditions set forth in the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to $15.0 million of our common stock to Lincoln Park, only 5,170,088 of the shares of common stock that have been or may be issued to Lincoln Park are being offered under this prospectus. Depending on the market prices of our common stock at the times we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, in accordance with the terms of the Registration Rights Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $15.0 million total commitment available to us under the Purchase Agreement.

Under applicable rules of Nasdaq and pursuant to the terms of the Purchase Agreement, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock in excess of 4,175,167 shares (including the Commitment Shares), which represents 19.99% of the 20,886,283 shares of our common stock that were outstanding immediately prior to the execution of the Purchase Agreement, or the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $2.18 per share (which represents the closing sale price of our common stock immediately prior to the execution of the Purchase Agreement), such that the issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of our common stock if those shares, when aggregated with all other shares of common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of common stock.

The Purchase Agreement contains customary representations, warranties, covenants, indemnification and termination provisions. Lincoln Park has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of our common stock. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings (other than restrictions on our ability to enter into additional “equity line” or a substantially similar transaction whereby a specific investor is irrevocably bound pursuant to an agreement with us to purchase securities over a period of time from us at a price based on the market price of our common stock at the time of such purchase), rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our sole discretion, without any cost or penalty. During any “event of default” under the Purchase Agreement, we may not initiate any purchase of shares by Lincoln Park until such event of default is cured; provided, however, Lincoln Park does not have the right to terminate the Purchase Agreement solely due to such event of default.

The net proceeds under the Purchase Agreement to us will depend on the frequency of sales and the number of shares sold to Lincoln Park and prices at which we sell shares to Lincoln Park. We expect that any net proceeds received by us from such sales to Lincoln park will be used for working capital and general corporate purposes.

Risks Related to Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, which is incorporated by reference herein. These risks include the following:

•

We face risks related to health epidemics and other widespread outbreaks of contagious disease, including the novel coronavirus pandemic, or COVID-19, which has delayed our ability to complete our ongoing clinical trials, disrupted our business operations and may further delay our clinical trials, interrupt our supply chain, disrupt regulatory activities, or have other adverse effects on our business and operations. In addition, the COVID-19 pandemic has caused substantial disruption in the financial markets and economies worldwide, which could result in adverse effects on our business and operations.

•	We have incurred significant losses since inception, expect to incur significant and increasing losses for the foreseeable future, and may never achieve or maintain profitability.

•

We will need substantial additional funding, and if we are unable to raise sufficient capital when needed on acceptable terms, or at all, we could be forced to delay, reduce or abandon our product development programs or commercialization efforts.

•	We have identified conditions and events that raise substantial doubt about our ability to continue as a going concern.

•

Our existing indebtedness, together with our other financial obligations and contractual commitments, could adversely affect our financial condition and restrict our future operations. For instance, if we fail to receive positive data in our Phase 2b/3 PRISM trial and to meet certain equity raise requirements under our loan facility with Silicon Valley Bank, or SVB, including raising at least $15.0 million in net proceeds from the sale of equity securities during the period from June 1, 2021 through October 31, 2021, SVB may require us to deposit unrestricted and unencumbered cash equal to 100% of the principal amount of the indebtedness then outstanding in a cash collateral account controlled by SVB, which would reduce the amounts available to fund working capital, capital expenditures, product development efforts and other general corporate purposes. As of June 30, 2021, we had failed to meet the requirement to raise $12.0 million by June 30, 2021, and as a result, SVB has the right to cash collateralize the indebtedness under our loan facility until such time as we meet the requirement.

•

We are dependent on the successful development and commercialization of Haduvio, our sole product candidate. If we are unable to complete the clinical development of, obtain marketing approval for or successfully commercialize Haduvio, or if we experience significant delays in doing so, our business would be substantially harmed. In addition, the development of Haduvio for the treatment of pruritus associated with prurigo nodularis is currently significantly more advanced than our other target indications. If we are not successful in developing and commercializing Haduvio for the treatment of pruritus associated with prurigo nodularis, our business could also be substantially harmed.

•

We have experienced delays and difficulties in the enrollment of patients in our clinical trials, including our Phase 2b/3 PRISM trial and our Phase 2 CANAL trial. If we experience further delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented. Other companies are conducting clinical trials or have announced plans for future clinical trials that are seeking, or are likely to seek, to enroll patients with prurigo nodularis, and patients are generally only able to enroll in a single trial at a time. In addition, many patients use various treatments off-label to treat pruritus associated with prurigo nodularis and these patients and their physicians may be reluctant to forgo, discontinue or otherwise alter their use of such off-label therapeutic approaches to participate in our clinical trials.

•	Our approach to the development and commercialization of Haduvio to treat serious neurologically mediated conditions is unproven.

•

Clinical drug development involves a lengthy and expensive process with an uncertain outcome. Even if we complete the necessary preclinical studies and clinical trials, the regulatory approval process is expensive, time consuming and uncertain and may prevent us from obtaining approvals for the commercialization of Haduvio or any future product candidate.

•

Our Phase 2 clinical trial of Haduvio for the treatment of pruritus associated with prurigo nodularis may not be predictive of the results of our PRISM trial, including due to the small patient size of the Phase 2 clinical trial, the discontinuation rate among patients in the Phase 2 clinical trial, the limited number of patients who completed treatment in the Phase 2 clinical trial and differences in the design of the Phase 2 clinical trial and the PRISM trial, including the longer treatment period for Haduvio being used in the PRISM trial.

•

Adverse events or undesirable side effects caused by, or other unexpected properties of, Haduvio or any future project candidate may be identified during development and could delay or prevent the marketing approval or limit the use of Haduvio or any future product. Haduvio, as a mixed k-opioid receptor agonist and μ-opioid receptor antagonist, may be susceptible to side effects associated with drugs having either of those mechanisms of action, including psychiatric side effects, withdrawal effects, respiratory depression and potential cardiac risk, as well as endocrine side effects associated with opioids generally. The drug label for nalbuphine, the active ingredient in Haduvio, carries a warning for serious, life-threatening or fatal respiratory depression, and Haduvio, if approved for marketing in any indication, will likely carry a similar label.

•

Many currently approved μ-opioid products are subject to restrictive marketing and distribution regulations which, if applied to Haduvio, could potentially restrict its use and harm our ability to generate profits. We plan to conduct a human abuse liability, or HAL, study to further characterize the abuse potential of oral nalbuphine. If the results of the HAL study suggest that Haduvio may carry risks of misuse, abuse or addiction, or even if the trial indicates that Haduvio does not carry such risks, the United States Food and Drug Administration, or FDA, may require us to implement a Risk Evaluation and Mitigation Strategy in connection with any commercialization of Haduvio and the U.S. Drug Enforcement Agency could determine that Haduvio should be classified as a controlled substance.

•

If we are unable to establish sales, marketing and distribution capabilities or enter into sales, marketing and distribution arrangements with third parties, we may not be successful in commercializing Haduvio or any future product candidates if and when they are approved.

•	We face substantial competition, which may result in others developing or commercializing products before or more successfully than we do.

•	We rely on third parties to conduct our clinical trials. If they do not perform satisfactorily, our business could be harmed.

•

We contract with third parties for the manufacture, storage, packaging and distribution of Haduvio for clinical trials, including a single supplier for the active ingredient, and expect to continue to rely on third parties for these services in connection with our future development and commercialization efforts for Haduvio and any future product candidates.

•

If we fail to comply with our obligations under our existing and any future intellectual property licenses with third parties, including our licenses with Endo Pharmaceuticals Inc. and with Rutgers, the State University of New Jersey, we could lose license rights that are critical to our business or owe damages to the licensor of such intellectual property.

•

If we are unable to obtain and maintain sufficient patent protection for Haduvio or any future product candidate, and the disease indications for which we are developing, or may in the future develop, Haduvio, or if the scope of the patent protection is not sufficiently broad, competitors could develop and commercialize products similar or identical to such product candidate, and our ability to successfully commercialize such product candidate may be adversely affected.

Corporate Information

We were incorporated under the laws of the State of Delaware on March 17, 2011 under the name Trevi Therapeutics, Inc. Our principal executive offices are located at 195 Church Street, 14th Floor, New Haven, Connecticut, 06510, and our telephone number is (203) 304-2499. Our website address is www.trevitherapeutics.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. We own the trademarks Trevi® and Haduvio™. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names. We intend to propose Haduvio as the trade name for our nalbuphine ER investigational product and therefore plan to use that name when we refer to nalbuphine ER going forward.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.07 billion of revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We may remain an emerging growth company until December 31, 2024 or until such earlier time as we have more than $1.07 billion in annual revenue, the market value of our stock held by non-affiliates is more than $700 million as of the last business day of our most recently completed second fiscal quarter or we issue more than $1 billion of non-convertible debt over a three-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not emerging growth companies.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates was less than $700 million measured on the last business day of our most recently completed second fiscal quarter, and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

THE OFFERING

Common stock offered by selling stockholder	The shares being sold by this prospectus consist of:

•	170,088 shares of our common stock issued to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, or the Commitment Shares; and

•	Up to 5,000,000 shares of our common stock we may sell to Lincoln Park from time to time, at our sole discretion, over the next 24 months in accordance with the Purchase Agreement.

Selling stockholder	Lincoln Park Capital Fund, LLC. See “Selling Stockholder” on page 18 of this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of common stock by Lincoln Park pursuant to this prospectus.

We may receive gross proceeds of up to $15.0 million from the sale of shares to Lincoln Park under the Purchase Agreement after the date of this prospectus. Such proceeds will be used to fund our clinical trials, working capital and general corporate purposes. See “Use of Proceeds” on page 10 of this prospectus.

Risk factors	You should read the “Risk Factors” section included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Global Select Market symbol	“TRVI”

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you decide to invest in our common stock, you should carefully consider the risks described below and in the sections captioned “Risk Factors” in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other filings we make with the Securities and Exchange Commission, or SEC, from time to time, which are incorporated by reference herein in their entirety, together with the other information in this prospectus and the information and documents incorporated by reference in this prospectus. If any of the risks described below or in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and the other filings incorporated by reference herein occur, our business, financial condition, results of operations and future growth prospects could be harmed. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Offering

The sale or issuance of shares of our common stock to Lincoln Park may cause dilution, and the sale of shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On June 18, 2021, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase from us up to $15.0 million of shares of our common stock at our discretion. As consideration for the execution of the Purchase Agreement, we issued 170,088 Commitment Shares to Lincoln Park for its commitment to purchase shares of our common stock under the Purchase Agreement.

The 5,170,088 shares of our common stock being registered for resale hereunder represent shares of our common stock that have been or may be issued and sold under the Purchase Agreement to Lincoln Park at our sole discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement. The purchase price for the shares of our common stock that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the public trading price of our common stock. Depending on market liquidity at the time, sales of such shares of our common stock may cause the public trading price of our common stock to decrease.

We generally have the right to control the timing and amount of any future sales of shares of our common stock to Lincoln Park. Sales of shares of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. If and when we do sell shares of our common stock to Lincoln Park, after Lincoln Park has acquired the shares of common stock, Lincoln Park may resell all, some or none of those shares of common stock at any time or from time to time in its discretion.

We may not have access to the full amount available under the Purchase Agreement with Lincoln Park.

Although the Purchase Agreement provides that we may sell up to $15.0 million of shares of common stock to Lincoln Park, only 5,170,088 of the shares of common stock that have been or may be issued to Lincoln Park are being offered under this prospectus, of which an aggregate of 170,088 shares represent the Commitment Shares and of which 5,000,000 shares represent shares that may be issued and sold to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares of our common stock to Lincoln Park under the Purchase Agreement. As a result, depending on the market prices of our common stock at the times we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may be able to issue and sell more shares of our common stock to Lincoln Park pursuant to the Purchase Agreement than can be represented by the 5,170,088 shares of common stock registered for resale under the registration statement that includes this prospectus. In such case, before we can sell any additional shares to Lincoln Park, we will need to register for resale under the Securities Act such additional shares of common stock, which will require additional time, resources and cost to us. In addition, the issuance and sale of such additional shares of common stock could cause substantial dilution to our stockholders.

In addition, under the rules of the Nasdaq Global Select Market and pursuant to the terms of the Purchase Agreement, in no event may we issue more than 19.99% of our shares outstanding under the Purchase Agreement unless we obtain stockholder approval or an exception pursuant to the rules of the Nasdaq Global Select Market is obtained to issue more than 19.99%. This limitation will not apply in certain limited circumstances as set out in the Purchase Agreement. We are not permitted to issue any shares of common stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of the Nasdaq Global Select Market. In addition, Lincoln Park cannot be required to purchase any shares of our common stock if such sale would result in Lincoln Park’s beneficial ownership exceeding 9.99% of the then outstanding shares of our common stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

Lincoln Park will pay less than the then-prevailing market price for shares of common stock, which could cause the price of our common stock to decline.

The purchase price of shares of common stock sold to Lincoln Park under the Purchase Agreement is derived from the market price of our common stock on the Nasdaq Global Select Market. The shares of common stock to be sold to Lincoln Park pursuant to the Purchase Agreement will be purchased at a discounted price depending on the type of purchase.

Regular purchases will be purchased at a price equal to the lower of: (i) the lowest sale price of our common stock on the applicable purchase date and (ii) the arithmetic average of the three (3) lowest closing sale prices for our common stock during the ten consecutive business days ending on the business day immediately preceding such purchase date (in each case, to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split or other similar transaction that occurs on or after the date of this Agreement). Accelerated purchases will be purchased at a price equal to 97% of the lower of (i) the closing sale price of our common stock on the applicable purchase date and (ii) the volume weighted average price of our common stock as reported on the Nasdaq Global Select Market on the applicable purchase date.

As a result of this pricing structure, Lincoln Park may sell the shares of our common stock that it receives immediately after receipt of the shares of common stock, which could cause the price of our common stock to decrease.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this prospectus or the information incorporated by reference in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenues and profitability, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” “could,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

The forward-looking statements in this prospectus and the information incorporated by reference herein include, among other things, statements about:

•	the impact of the COVID-19 pandemic on our clinical trials, business and operations and our response to the pandemic;

•	our ongoing clinical trials, including our PRISM trial of Haduvio (nalbuphine ER) for the treatment of pruritus associated with prurigo nodularis;

•	our plans to develop and, if approved, subsequently commercialize Haduvio for the treatment of pruritus associated with prurigo nodularis or for other serious neurologically mediated conditions;

•	our expectations regarding the timing for the initiation of clinical trials and the reporting of data from such trials;

•	the timing of and our ability to submit applications for, and to obtain and maintain regulatory approvals for Haduvio;

•	our expectations regarding our ability to fund our operating expenses and capital expenditure requirements with our cash and cash equivalents and to continue as a going concern;

•	our estimates regarding expenses, future revenue, timing of any future revenue, capital requirements and needs for additional financing;

•	the impact of government laws and regulations;

•	our competitive position; and

•	our ability to establish and maintain collaborations or obtain additional funding.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included, or incorporated by reference, in this prospectus, particularly in the “Risk Factors” section of this prospectus and in the sections captioned “Risk Factors” in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other filings we make with the Securities and Exchange Commission, or SEC, from time to time, which are incorporated by reference herein in their entirety, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, collaborations, joint ventures or investments that we may make or enter into.

You should read this prospectus, the documents incorporated by reference in herein and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus and incorporated by reference herein are made as of the date hereof, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

USE OF PROCEEDS

This prospectus relates to the shares of common stock that may be offered and sold from time to time by Lincoln Park. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of shares by Lincoln Park.

However, we may receive up to $15.0 million in aggregate gross proceeds under the Purchase Agreement from any sales of common stock we make to Lincoln Park pursuant to the Purchase Agreement after the date of prospectus. Any proceeds we receive from our sale of shares of common stock to Lincoln Park under the Purchase Agreement will be used for general corporate purposes, which may include funding our clinical trials, working capital and capital expenditures, and repayment of our debt.

We may temporarily invest the net proceeds in investment-grade, interest-bearing securities until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of any proceeds from the sale of any shares of our common stock under the Purchase Agreement.

DILUTION

The sale of shares of our common stock to Lincoln Park pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower the price of our common stock is at the time we exercise our right to sell shares to Lincoln Park, the more shares of common stock we will have to issue to Lincoln Park pursuant to the Purchase Agreement and the more dilution our existing stockholders will experience.

Our net tangible book value as of March 31, 2021 was approximately $23.7 million, or $1.19 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of common stock outstanding as of March 31, 2021. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by Lincoln Park to us pursuant to the Purchase Agreement and the net tangible book value per share of common stock immediately after such issuances to Lincoln Park.

After giving effect to the issuance of 170,088 shares of our common stock as the Commitment Shares and assuming the sale of 4,175,167 shares of our common stock as Purchase Shares to Lincoln Park pursuant to the Purchase Agreement at an assumed average sale price of $2.02 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on July 13, 2021, and after deducting estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2021 would have been approximately $32.0 million, or $1.32 per share. This represents an immediate increase in net tangible book value of $0.13 per share to existing stockholders and dilution of $0.70 per share of as adjusted net tangible book value to investors based on the assumed average sale price of $2.02 per share. The assumed number of shares sold reflects the Exchange Cap. We may only issue shares of our common stock in excess of the Exchange Cap if we obtain stockholder approval to do so, or if the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $2.18 per share.

To the extent that stock options outstanding as of March 31, 2021 have been or may be exercised or other shares are issued at prices below the prices paid by investors purchasing shares of our common stock in this offering, investors in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

THE LINCOLN PARK TRANSACTION

General

On June 18, 2021, we and Lincoln Park entered into the Purchase Agreement and the Registration Rights Agreement. The Purchase Agreement provides that, subject to the terms and conditions set forth therein, we may sell to Lincoln Park up to $15.0 million of shares of common stock from time to time during the term of the Purchase Agreement. Pursuant to the terms of the Registration Rights Agreement, we have filed the registration statement of which this prospectus is a part to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, on June 18, 2021 we issued 170,088 shares of our common stock to Lincoln Park as commitment shares, or the Commitment Shares, as consideration for Lincoln Park’s commitment to purchase shares of our common stock under the Purchase Agreement. The Commitment Shares are included in the 5,170,088 shares of common stock being registered under the registration statement of which this prospectus is a part.

Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase from us, up to $15.0 million of shares of our common stock. Such sales of common stock by us, if any, will be subject to certain limitations, and may occur from time to time, at our sole discretion, over a 24-month period commencing on the date that the registration statement of which this prospectus is a part is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied. Lincoln Park has no right to require us to sell any shares of common stock to Lincoln Park, but Lincoln Park is obligated to make purchases as we direct, subject to conditions set forth in the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to $15.0 million of our common stock to Lincoln Park, only 5,170,088 of the shares of common stock that have been or may be issued to Lincoln Park are being offered under this prospectus. Depending on the market prices of our common stock at the times we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, in accordance with the terms of the Registration Rights Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $15.0 million total commitment available to us under the Purchase Agreement. If we elect to issue and sell more than the 5,170,088 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Under applicable rules of Nasdaq and pursuant to the terms of the Purchase Agreement, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock in excess of 4,175,167 shares (including the Commitment Shares), which represents 19.99% of the 20,886,283 shares of our common stock that were outstanding immediately prior to the execution of the Purchase Agreement, or the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $2.18 per share (which represents the closing sale price of our common stock immediately prior to the execution of the Purchase Agreement), such that the issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of our common stock if those shares, when aggregated with all other shares of common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of common stock.

Purchase of Shares under the Purchase Agreement

Regular Purchases

Under the Purchase Agreement, we may from time to time, at our discretion, direct Lincoln Park to purchase on any single business day, which we refer to as a “Regular Purchase,” up to (i) 100,000 shares of common stock if the closing sale price of our common stock is at least $7.50 per share on Nasdaq, (ii) 75,000 shares of common stock if the closing sale price of our common stock is at least $5.00 per share on Nasdaq or (iii) 50,000 shares of common stock if the closing sale price of our common stock is below $5.00 per share on Nasdaq. In any case, Lincoln Park’s commitment in any single Regular Purchase may not exceed $2,000,000. The foregoing share amounts and per share prices will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring after the date of the Purchase Agreement.

The purchase price per share for each such Regular Purchase will be equal to the lower of:

•	the lowest sale price for our common stock on Nasdaq on the purchase date of such shares; and

•

the average of the three lowest closing sale prices for our common stock on Nasdaq during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

Accelerated Purchases

We may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice for the maximum number of shares of our common stock that we are then permitted to include in a single Regular Purchase notice, to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of:

•	three times the number of shares purchased pursuant to such corresponding Regular Purchase; and

•

30% of the aggregate shares of our common stock traded on Nasdaq during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, which is defined as the next business day following the purchase date for the corresponding Regular Purchase, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase date we refer to as the “Accelerated Purchase Measurement Period”.

The purchase price per share for each such Accelerated Purchase will be equal to 97% of the lower of:

•	the volume-weighted average price of our common stock on Nasdaq during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and

•	the closing sale price of our common stock on Nasdaq on the applicable Accelerated Purchase date.

Additional Accelerated Purchases

We may also direct Lincoln Park on any business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time on such business day to purchase an additional amount of our common stock, which we refer to as an Additional Accelerated Purchase, of up to the lower of:

•	three times the number of shares purchased pursuant to the applicable corresponding Regular Purchase; and

•	30% of the aggregate shares of our common stock traded on Nasdaq during a certain portion of the normal trading hours on the applicable Additional Accelerated Purchase date as determined in accordance with the Purchase Agreement, which period of time on the applicable Additional Accelerated Purchase date we refer to as the Additional Accelerated Purchase Measurement Period.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park on a single Accelerated Purchase date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement.

The purchase price per share for each such Additional Accelerated Purchase will be equal to 97% of the lower of:

•	the volume-weighted average price of our common stock on Nasdaq during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date; and

•	the closing sale price of our common stock on Nasdaq on the applicable Additional Accelerated Purchase date.

In the case of Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Minimum Share Price

Under the Purchase Agreement, we may not effect any sales of our common stock on any purchase date that the closing sale price of our common stock is less than the floor price of $0.50 per share of common stock, subject to adjustment.

Events of Default

Events of default under the Purchase Agreement include the following:

•

the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period, but excluding a lapse or unavailability where (i) we terminate a registration statement after Lincoln Park has confirmed in writing that all of the shares of our common stock covered thereby have been resold or (ii) we supersede one registration statement with another registration statement, including (without limitation) by terminating a prior registration statement when it is effectively replaced with a new registration statement covering the shares of our common stock covered by the Purchase Agreement (provided in the case of this clause (ii) that all of the shares of our common stock covered by the superseded (or terminated) registration statement that have not theretofore been resold are included in the superseding (or new) registration statement);

•	suspension by the principal market of our common stock from trading for a period of one business day;

•	the delisting of our common stock from the Nasdaq Global Select Market, our principal market, provided that our common stock is not immediately thereafter trading on the Nasdaq Global Market,

the Nasdaq Capital Market, the New York Stock Exchange, the NYSE Arca, the NYSE American, the OTC Bulletin Board or the OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing);

•

the failure for any reason by our transfer agent to issue shares of our common stock to Lincoln Park by the second business day after any Regular Purchase date, Accelerated Purchase date or Additional Accelerated Purchase date, as applicable, on which Lincoln Park is entitled to receive such shares;

•

our breach of any representation, warranty, covenant or other term or condition contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

•	if at any time we are not eligible to transfer our common stock electronically via the DWAC system; or

•

if at any time the Exchange Cap is reached and our stockholders have not approved the transactions contemplated by the Purchase Agreement in accordance with the applicable Nasdaq rules, to the extent applicable.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above, however, the Purchase Agreement will automatically terminate upon initiation of insolvency or bankruptcy proceedings by or against us. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Similar Financings

Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into any new “equity line” or similar transaction whereby an investor is irrevocably bound to purchase securities over a period of time from us at a price based on the market price of our common stock at the time of such purchase.

Effect of Performance of the Purchase Agreement on our Stockholders

All shares registered for resale in this offering that have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. The sale by Lincoln Park of a significant amount of shares registered for resale in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement and as of the date hereof, we have the right, but not the obligation, to direct Lincoln Park to purchase from us up to $15.0 million of our common stock. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $15.0 million total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale to Lincoln Park under the Purchase Agreement of shares that may be offered by Lincoln Park for resale pursuant to this prospectus at varying purchase prices:

Assumed Average Purchase Price Per Purchase Share	Number of Shares to be Issued if Full Purchase (1)		Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (2)	Gross Proceeds from the Sale Shares to Lincoln Park Under the Purchase Agreement
$0.50	4,175,167	(3)	16.2%	$2,087,584
$1.00	4,175,167	(3)	16.2%	$4,175,167
$1.50	4,175,167	(3)	16.2%	$6,262,751
$2.00	4,175,167	(3)	16.2%	$8,350,334
$2.18 (4)	5,000,000		18.8%	$10,900,000
$2.50	5,000,000		18.8%	$12,500,000
$3.00	5,000,000		18.8%	$15,000,000
$3.50	4,285,714		16.6%	$14,999,999

(1)

Although the Purchase Agreement provides that we may sell up to $15.0 million of our common stock to Lincoln Park, we are only registering 5,170,088 shares under this prospectus which represents: (i) 170,088 shares issued as Commitment Shares and (ii) an additional 5,000,000 shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement. This number of shares of common stock may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering for resale in this offering, while giving effect to the Exchange Cap and without regard to the Beneficial Ownership Cap.

(2)

The denominator is based on 21,567,654 shares outstanding as of July 2, 2021, which includes the Commitment Shares issued to Lincoln Park that are offered by this prospectus, plus the number of shares set forth in the adjacent column that we would have sold to Lincoln Park, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed average purchase price set forth in the first column.

(3)

This number of shares reflects the Exchange Cap. We may only issue shares of our common stock in excess of the Exchange Cap if we obtain stockholder approval to do so, or if the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $2.18 per share.

(4)	The closing sale price of our common stock on Nasdaq on July 6, 2021.

THE SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of our common stock that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on June 18, 2021 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus up to 5,170,088 shares of our common stock that we have issued or may issue to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all or none of the shares of common stock. We do not know how long the selling stockholder will hold the shares of our common stock before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares of common stock. See “Plan of Distribution.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholder as of June 18, 2021. The percentages of shares owned before and after the offering are based on 21,567,654 shares of common stock outstanding as of July 2, 2021, which includes the Commitment Shares issued to Lincoln Park that are offered by this prospectus. The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Throughout this prospectus, when we refer to the shares of common stock being offered by this prospectus on behalf of the selling stockholder, we are referring to the shares of common stock sold pursuant to the Purchase Agreement unless otherwise indicated.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering	Percentage of Shares Beneficially Owned Prior to Offering	Shares to be Sold in this Offering Assuming We Issue the Maximum Number of Shares Under the Purchase Agreement (2)	Percentage of Shares to be Beneficially Owned After Offering
Lincoln Park Capital Fund, LLC (1)	1,075,065	4.98%	5,170,088	3.41%

(1)

Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under this prospectus. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer. The address of Lincoln Park Capital Fund, LLC is 440 North Wells, Suite 410, Chicago, Illinois 60654.

(2)

Although the Purchase Agreement provides that we may sell up to $15.0 million of our common stock to Lincoln Park, only 5,170,088 of the shares of common stock that have been or may be issued to Lincoln Park are being offered under this prospectus which represents: (i) 170,088 shares issued as Commitment Shares and (iii) an aggregate of 5,000,000 shares that may be sold by us to Lincoln Park at our discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase

Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the full $15.0 million available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our certificate of incorporation, our by-laws and applicable provisions of Delaware corporate law. You should read our certificate of incorporation and by-laws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Our authorized capital stock consists of 200,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of July 2, 2021, 21,567,654 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority in voting power of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors and shall be called by the chairman of the board or the secretary upon the written request, stating the purpose of such meeting, of the holders of a majority of the outstanding shares of all classes of capital stock entitled to vote at the meeting. Except as may be otherwise provided by applicable law, our certificate of incorporation or our by-laws, all elections shall be decided by a plurality, and all other questions shall be decided by a majority of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

Voting Rights. Each holder of common stock is entitled to one vote for each share held of record on all matters to be voted upon by stockholders. The common stock does not have cumulative voting rights.

Dividends. Subject to the rights, powers and preferences of any outstanding preferred stock, and except as provided by law or in our certificate of incorporation, dividends may be declared and paid or set aside for payment on the common stock out of legally available assets or funds when and as declared by the board of directors.

Liquidation, Dissolution and Winding Up. In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Other Rights. Holders of the common stock have no right to:

•	convert the stock into any other security;

•	have the stock redeemed;

•	purchase additional stock; or

•	maintain their proportionate ownership interest.

Holders of shares of the common stock are not required to make additional capital contributions.

Transfer Agent and Registrar. Computershare Trust Company, N.A. is transfer agent and registrar for the common stock.

Exchange Listing. Our common stock is listed on the Nasdaq Global Select Market under the symbol “TRVI.”

Preferred Stock

We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designations, powers, preferences and the relative, participating, optional or other special rights and any qualifications, limitations and restrictions of the shares of each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval.

Provisions of Our Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects

Board of Directors. Our certificate of incorporation and by-laws provide for a board of directors divided as nearly equally as possible into three classes. Each class is elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election. The number of directors comprising our board of directors is fixed from time to time by the board of directors.

Removal of Directors by Stockholders. Delaware law provides that members of our board of directors may only be removed for cause by a vote of the holders of 75% of the outstanding shares entitled to vote on the election of the directors.

Stockholder Nomination of Directors. Our by-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director not more than 120 days and not less than the 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of (x) the 90th day prior to the date of such meeting and (y) the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first.

No Action By Written Consent. Our certificate of incorporation provides that our stockholders may not act by written consent and may only act at duly called meetings of stockholders.

Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless either the interested stockholder attained such status with the approval of our board of directors, the business combination is approved by our board of directors and stockholders in a prescribed manner or the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which it became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Exclusive Forum Selection. Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of

the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees or stockholders to our company or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (4) any action asserting a claim arising pursuant to any provision of our certificate of incorporation or by-laws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. Our certificate of incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Neither of these choice of forum provisions would affect suits brought to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder, jurisdiction over which is exclusively vested by statute in the United States federal courts, or any other claim for which United States federal courts have exclusive jurisdiction. Although our certificate of incorporation contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action.

Registration Rights

We are party to a second amended and restated investors’ rights agreement, which we refer to as the investors’ rights agreement, under which holders of a total of 7,826,515 shares of our common stock have the right to require us to register these shares under the Securities Act under specified circumstances. We refer to the shares with these registration rights as registrable securities. After registration pursuant to these rights, the registrable securities will become freely tradable without restriction under the Securities Act.

Demand and Form S-3 Registration Rights. Subject to specified limitations and conditions set forth in the investors’ rights agreement, at any time, the holders of at least a majority of the then outstanding registrable securities may demand that we register registrable securities then outstanding under the Securities Act for purposes of a public offering having an aggregate offering price to the public of not less than $10.0 million, net of certain expenses, underwriting discounts and selling commissions. We are not obligated to file a registration statement pursuant to this provision on more than two occasions. In addition, subject to specified limitations and conditions set forth in the investors’ rights agreement, at any time when we are eligible to file a registration statement on Form S-3, holders of the registrable securities then outstanding may request that we register their registrable securities on Form S-3 for purposes of a public offering for which the reasonably anticipated aggregate offering price to the public, net of certain expenses, underwriting discounts and selling commissions, would exceed $1.0 million. We are not obligated to file a registration statement pursuant to this provision on more than two occasions in any 12-month period.

Incidental Registration Rights. If we propose to register for our own account or for the account of our other stockholders any of our common stock under the Securities Act, the holders of registrable securities will be entitled to notice of the registration and, subject to specified exceptions, have the right to require us to register all or a portion of the registrable securities then held by them in that registration. In the event that any registration in which the holders of registrable securities participate pursuant to our investors’ rights agreement is an underwritten public offering, we have agreed to enter into an underwriting agreement in usual and customary form and use our commercially reasonable efforts to facilitate such offering.

Expenses and Indemnification. Pursuant to the investors’ rights agreement, we are required to pay all registration expenses, including all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of one counsel selected by the selling stockholders to represent the selling stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions, stock transfer taxes and the fees and expenses of the selling stockholders’ own counsel (other than the counsel selected to represent all selling stockholders). The investors’

rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or alleged material misstatements or material omissions or alleged material omissions in the registration statement attributable to us, or any violation or alleged violation, whether by action or inaction, by us under the Securities Act; the Exchange Act; any state securities or Blue Sky law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities or Blue Sky law in connection with such registration statement or the qualification or compliance of the offering, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.

In addition, in connection with a private placement to New Enterprise Associates, or NEA, in May 2019, we granted NEA the right to require us to register under the Securities Act under specified circumstances the shares issued to NEA in such private placement, and upon such registration, such shares would become freely tradable without restriction under the Securities Act. Furthermore, in connection with entering into the Purchase Agreement, we and Lincoln Park entered into the Registration Rights Agreement, pursuant to the term of which we have filed the registration statement of which this prospectus is a part to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus are being offered by the selling stockholder, Lincoln Park. The selling stockholder may sell all or a portion of the shares of common stock offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on any national securities exchange or over-the-counter market on which the common stock may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

•	in “at the market” offerings to or through market makers into an existing market for the common stock;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions otherwise than on such exchanges or in the over-the-counter market;

•	through a combination of any such methods; or

•	through any other method permitted under applicable law.

We will pay the expenses incident to the registration and offering of the shares of common stock offered hereby. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of the shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

In effecting sales, brokers-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate. If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of common stock for whom they may act as agent or to whom they may sell as principal. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriter” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

In order to comply with the securities laws of some states, shares of our common stock sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, shares of our common stock may not be sold unless the shares of common stock have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

This offering will terminate (i) on the date that all shares of common stock issued or issuable under the Purchase Agreement offered by this prospectus have been sold by Lincoln Park or (ii) 180 days following the earlier of (a) the maturity date (as set forth in the Purchase Agreement) and (b) the date of termination of the Purchase Agreement.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TRVI”.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby is being passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.trevitherapeutics.com/. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiary and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. This prospectus incorporates by reference the documents listed below (File No. 001-38886) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus, other than the portions of those documents not deemed to be filed.

1.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 25, 2021, including the information specifically incorporated by reference into such Annual Report on Form 10-K from our definitive proxy statement for our 2021 Annual Meeting of Stockholders filed with the SEC on April 27, 2021;

2.	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 13, 2021;

3.	Our Current Reports on Form 8-K filed with the SEC on March 22, 2021, April 2, 2021, June 21, 2021, June 21, 2021, July 7, 2021 and July 9, 2021; and

4.	The description of our common stock contained in our Registration Statement on Form 8-A filed on April 29, 2019, including any amendments or reports filed for the purpose of updating such description.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Trevi Therapeutics, Inc.

195 Church Street, 14th Floor

New Haven, Connecticut 06510

(203) 304-2499

5,170,088 Shares

Common Stock

PROSPECTUS

July 14, 2021